EX-99.23(h)(2)

                               FUND ACCOUNTING AND
                        ADMINISTRATION SERVICES AGREEMENT


THIS AGREEMENT is made and entered into as of March 1, 2006, by and between The Lou Holland Trust, a Delaware business trust ("Fund"), and Jackson Fund Services, a division of Jackson National Asset Management, LLC, a limited liability company organized under the laws of the State of Michigan ("JFS").

WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act");

WHEREAS, the Fund is authorized by its Declaration of Trust to issue separate series of shares of beneficial interest of the Trust representing separate investment portfolios, and the Fund has authorized the issuance of shares in one portfolio, the Growth Fund ("Portfolio"); and

WHEREAS, the Fund desires to retain JFS to provide fund accounting and administration services to the Fund, on behalf of the Portfolio, and JFS wishes to furnish such services.

NOW, THEREFORE, in consideration of the mutual agreements herein made, the parties hereto agree as follows:

1.   APPOINTMENT

The Fund hereby appoints JFS to serve as fund accountant and administrator to the Fund in accordance with the terms and conditions set forth in this Agreement, and JFS hereby accepts such appointment, and agrees to perform the duties and services set forth herein and in EXHIBIT A of this Agreement, as such Exhibit may be amended, in writing, as agreed to by the Fund and JFS (such duties and services are collectively referred to herein as the "Services"), in consideration of the compensation provided for herein.

2.   CHANGES IN ACCOUNTING PROCEDURES

Any changes by the Fund that affect accounting practices and procedures under this Agreement shall only become effective upon written receipt by JFS.

3.   CHANGES IN EQUIPMENT, SYSTEMS, SERVICE, ETC.

JFS reserves the right to make changes from time to time, as it deems advisable, relating to its services, systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Fund under this Agreement.

4.   COMPENSATION

JFS shall be compensated for providing the Services in accordance with the "Fee Schedule," as set forth in a separate Fee Schedule attached hereto as Exhibit B, and as mutually agreed upon and amended from time to time.

Except as hereinafter set forth, compensation shall be accrued daily and paid monthly, with a copy of all fees paid to JFS supplied to the Fund (invoice). Upon termination of this Agreement before the end of any month, the compensation for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the effective date of termination of this Agreement.

The Fund shall notify JFS in writing within thirty (30) calendar days following receipt of each invoice if the Fund disputes any amounts in good faith. The Fund shall settle such disputed amounts within ten (10) calendar days of the day on which the parties agree to the amount to be reimbursed.

5.   PERFORMANCE OF SERVICES; LIMITATION OF LIABILITY

     A. JFS shall exercise reasonable care in the performance of the Services. JFS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with matters to which this Agreement relates, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond JFS' control, except a loss arising out of or relating to JFS' refusal or failure to comply with the terms of this Agreement or from bad faith, negligence, or willful misconduct on its part in the performance of the Services.

     B. Notwithstanding any other provision of this Agreement and so long as JFS has not committed bad faith, negligence or willful misconduct in the performance of the Services, the Fund shall indemnify and hold harmless JFS from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) that JFS may sustain or incur or that may be asserted against JFS by any person arising out of any action taken or omitted to be taken by it in performing the Services (i) in accordance with the performance standards recited in Section 5.A, or (ii) in reliance upon any written or oral instruction provided to JFS by any duly authorized officer of the Fund, such duly authorized officer to be included in a list of authorized officers furnished to JFS and amended from time to time in writing by the Fund.

     C. Without limiting the generality of the foregoing and so long as JFS has not committed bad faith, negligence or willful misconduct in the performance of the Services, the Fund shall further indemnify JFS against, and hold JFS harmless from, any loss, damage or expense, including reasonable attorneys' fees and other costs and expenses of a defense against any claim or liability, arising from any one or more of the following:

          a. Errors in records or instructions, explanations, information, specifications or documentation of any kind, as the case may be, supplied to JFS by or on behalf of the Fund;

          b. Action or inaction taken or omitted to be taken by JFS pursuant to written instructions of the Fund;

          c. Any action taken or omitted to be taken by JFS in good faith in accordance with the advice or opinion of counsel for JFS or the Fund;

          d. Any improper use by the Fund's adviser or subadviser of any valuations or computations supplied by JFS pursuant to this Agreement;

          e.   The method of valuation of the Fund's portfolio securities; or

          f. Any valuations of securities, maturity or yield provided by the Fund.

     D. JFS shall indemnify and hold the Fund harmless from and against any and all claims, demands, losses, expenses, and liabilities (whether with or without basis in fact or law) of any and every nature (including reasonable attorneys' fees) that the Fund may sustain or incur or that may be asserted against the Fund by any person arising out of any action taken or omitted to be taken by JFS as a result of JFS' refusal or failure to comply with the terms of this Agreement, its bad faith, negligence or from willful misconduct.

     E. JFS represents that it has in place, and covenants to maintain in place during the term of this Agreement, a reasonable back-up, business continuity and disaster recovery plan. In the event of a mechanical breakdown or failure of communication or power supplies due to events beyond its control, JFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. JFS shall have no liability with respect to the loss of data or service interruptions caused by equipment failure provided such loss or interruption is not caused by JFS's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement, including this Section 5.

          In connection with providing the Services, JFS reserves the right to reprocess and correct administrative errors at its own expense in a manner acceptable to the Fund and without otherwise limiting any remedy available to the Fund hereunder.

     F. Any person seeking indemnification under this Agreement (the "Indemnified Party") from or against the assertion of any claim by a third party will give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party"); provided, however, that failure to give prompt notice will not relieve the Indemnifying Party of any liability hereunder (except when the Indemnifying Party suffers actual material prejudice in the defense of the claim or increased liability for damages by reason of such failure). The Indemnifying Party and the Indemnified Party will cooperate in the defense or prosecution of any third party claims. The Indemnifying Party shall assume and will have control over the defense and/or settlement of the claim; provided that (i) defense counsel retained by the Indemnifying Party shall be reasonably satisfactory to the Indemnified Party, and (ii) subject to such control, the Indemnified Party may participate in such defense with counsel of its choosing at its own expense. Neither the Indemnifying Party nor the Indemnified Party will enter into any settlement of any such claim or legal proceeding relating thereto without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed.

     G. The indemnification obligations set out in this Section 5 shall survive termination of this Agreement.

6.   NO AGENCY RELATIONSHIP

     Except as otherwise provided herein, nothing herein shall be deemed to authorize or empower JFS to act as agent for the Fund, or to conduct business in the name of, or for the account of, the Fund.

7.   RECORDS

     JFS shall keep records relating to the Services, in the form and manner, and for such period as it may deem advisable and is agreeable to the Fund but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act, and the rules thereunder. JFS agrees that all such records prepared or maintained by JFS relating to the Services are the property of the Fund and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Fund on and in accordance with its request. Upon the reasonable request of the Fund, copies of any such records in the form reasonably requested (if such form differs from the form in which JFS has maintained the same, the Fund shall pay any expenses associated with transferring the same to such form), shall be provided by JFS to the Fund.

8.   DATA NECESSARY TO PERFORM SERVICES

     The Fund shall furnish to JFS the data and provide such documentation as is reasonably necessary to perform the Services at such times and in such form as mutually agreed upon. If JFS is also acting in another capacity for the Fund, nothing herein shall be deemed to relieve JFS of any of its obligations in such capacity.

9.   INSTRUCTION NECESSARY TO PERFORM SERVICES

     JFS may apply to an officer of the Fund for written instructions with respect to any matter arising in connection with JFS' performance hereunder for the Fund, and JFS shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with such instructions. Such application proposed to be taken or omitted to be taken by JFS with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and JFS shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, JFS has received written instructions in response to such application specifying the action to be taken or omitted.

10.  PROPRIETARY AND CONFIDENTIAL INFORMATION

     JFS agrees to treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund and prior, present, or potential shareholders of the Fund, and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where JFS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

     JFS acknowledges that the Fund's non-public information, including but not limited to portfolio holdings information ("Non-public Information") is the confidential property of the Fund. JFS agrees that during the term of this Agreement, it shall maintain policies reasonably designed to prohibit the dissemination or use of the Fund's Non-public Information by JFS or its employees, affiliates, subsidiaries, parent, officers, directors, advisors and contractors ("Representatives"), except as provided in this Agreement. In any event, JFS and its Representatives shall not engage in securities transactions based on Non-public Information or knowledge of the Fund's trading position or plans.

     Dissemination of Non-public Information may occur only: (i) in connection with the provision of the Services to the Fund (including for data processing, statistical and risk analysis purposes); (ii) at the direction of the Fund pursuant to instructions as provided in this Agreement; or (iii) as requested or required in any regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or required by operation of law or regulation. Any disclosure by JFS pursuant to (iii), above, shall be preceded to the extent reasonably practicable by reasonable notice to the Fund; provided, however, no such notice is required where the disclosure is made to any internal or external auditor of JFS or any authorized services provider or to any examiner or regulator of JFS or any authorized services provider. Upon written request, JFS agrees to promptly return or destroy, as directed, any Non-public Information as required to satisfy any regulatory or other legal obligation applicable to JFS, which retained information shall continue to be subject to the terms of this Section without regard to any termination of this Agreement.

11.  REPRESENTATIONS OF THE PARTIES

     (a) The Fund represents and warrants to JFS that this Agreement has been duly authorized by the Fund and, when executed and delivered by the Fund, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

     (b) JFS represents and warrants to the Fund that: (1) it has adopted and implemented procedures intended to safeguard from loss or damage the books and records JFS maintains on behalf of the Fund pursuant to the terms of this Agreement; (2) this Agreement has been duly authorized by JFS and, when executed and delivered by JFS, will constitute a legal, valid and binding obligation of JFS, enforceable against JFS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;
          and (3) it will promptly  disclose any material  regulatory,  civil or
          criminal   investigation  or  proceeding   during  the  term  of  this
          Agreement.

12.  INSURANCE

     JFS shall furnish the Fund with information related to, JFS' errors and omissions insurance policy annually. Such information shall include the identity of its insurance carrier(s), coverage levels, and deductible amounts.

13.  RULE 38A-1 POLICIES AND PROCEDURES

     JFS shall supply the Fund with copies of its policies and procedures ("Policies and Procedures"), including, where applicable, those Policies and Procedures adopted pursuant to Rule 38a-1 under the 1940 Act, the Securities Act of 1933, as amended, the Securities Exchange of 1934, as amended, the Investment Advisers Act of 1940, as amended, the Sarbanes-Oxley Act of 2002, as amended, Title V of the Gramm-Leach-Bliley Act (relating to privacy regulations), the Bank Secrecy Act as it applies to investment company operations (anti-money laundering), and the rules adopted under the foregoing statutes by the SEC and/or the U.S. Department of the Treasury (collectively, "Federal Securities Laws"). Further, JFS shall notify the Fund's Chief Compliance Officer of any material changes that have been made to JFS's Policies and Procedures.

     JFS agrees to cooperate with the Fund in the annual review of JFS's Policies and Procedures, as conducted by the Fund's Chief Compliance Officer, to determine the adequacy of JFS' Policies and Procedures and the effectiveness of their implementation ("Annual Review"). JFS also agrees to cooperate with the Fund in any interim reviews of JFS's Policies and Procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments ("Interim Review"). Such Interim Review may include, without limitation, furnishing such certifications, subcertifications, and documentation within the scope of JFS's functions, as well as, such certifications, subcertifications, and documentation that the Fund's Chief Compliance Officer shall reasonably request from time to time, indicating the implementation of any changes to JFS's Policies and Procedures satisfactory to both the Fund's Chief Compliance Officer and JFS.

     JFS will provide the Fund with ongoing, direct, and prompt access to JFS's compliance personnel, and shall cooperate with the Fund's Chief Compliance
Officer in order to provide assistance to the Fund in carrying out its obligations under Rule 38a-1.

     JFS will promptly notify the Fund in the event that a "Material Compliance Matter," as defined in Rule 38a-1 under the 1940 Act, occurs with respect to JFS's Policies and Procedures and will cooperate with the Fund in providing the Fund with periodic and special reports in the event any Material Compliance Matter occurs.

     JFS (and anyone acting under the direction of JFS) will refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence the Fund's Chief Compliance Officer in the performance of her or his responsibilities under Rule 38a-1.

14.  TERM OF AGREEMENT

     This Agreement shall become effective as of the date hereof and will continue in effect for a period of two (2) years. Thereafter, this Agreement shall continue and remain in effect from year to year. This Agreement may be terminated by either party at any time upon 60 days' prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.

15.  NOTICES

     Notices of any kind to be given by either party to the other party shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three (3) days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party's address set forth below:

     Notice to JFS shall be sent to:

                President
                Jackson Fund Services
                225 West Wacker Drive, Suite 1200
                Chicago, IL 60606

     And notice to the Fund shall be sent to:

                Attn:
                Lou Holland Growth Fund
                One North Wacker Drive, Suite 700
                Chicago, IL 60606

16.  ASSIGNMENT

     This Agreement may not be assigned by either party without the prior written consent of the other party.

17.  DUTIES IN THE EVENT OF TERMINATION

     Upon termination of this Agreement with respect to the Fund, JFS shall, at the Fund's reasonable prior request and expense, deliver the relevant books, records, correspondence and other data (or copies thereof) of the Fund that are in the possession or under control of JFS, to the Fund or any other person designated by the Fund. If such form differs from the form in which JFS has maintained the same, the Fund shall pay any expenses associated with transferring the same to such form. JFS will further cooperate in the transfer of the duties and responsibilities established hereunder to such successor as the Fund may appoint, including the provision of assistance from JFS' personnel in the establishment of books, records and other data by such successor.

18.  GOVERNING LAW

     This Agreement shall be construed in accordance with the laws of the State of Michigan without regard to conflicts of law principles. However, nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or regulation promulgated by the SEC thereunder.

19.  AMENDMENT

     This Agreement may not be amended or modified in any manner except by mutual written consent of the parties.

20.  SEVERABILITY

     In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

21.  NO WAIVER

     Each and every right granted to JFS hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time. No failure on the part of JFS to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by JFS of any right preclude any other or future exercise thereof or the exercise of any other right.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer or one or more counterparts as of the day and year first written above. If executed in counterpart, such counterparts together shall constitute only one instrument.


THE LOU HOLLAND TRUST                   JACKSON FUND SERVICES, A DIVISION OF
                                        JACKSON NATIONAL ASSET MANAGEMENT, LLC

By: /S/ LOUIS A. HOLLAND                By: /S/ MARK D. NERUD
    -----------------------------           -----------------


Attest: /S/ SUSAN CHAMBERLAIN           Attest: /S/ JEFFREY C. NELLESSEN
        ----------------------                 ------------------------

                                            EXHIBIT A


JFS will provide the following Services to the Portfolio of the Fund:


I.   ACCOUNTING SERVICES TO BE PROVIDED BY JFS TO THE PORTFOLIO OF THE FUND

     (a)  Maintenance of Accounting Books and Records.

          With respect to the Services provided by JFS under this Agreement, JFS shall maintain and keep current the accounts, books, records and other documents relating to the Fund's financial and portfolio transactions as and for the periods that may be required by the rules and regulations of the SEC adopted under Section 31(a) of the 1940 Act. JFS shall cause the subject records of the Fund to be maintained and preserved pursuant to the requirements of the 1940 Act.

     (b)  Daily Accounting Services.

          JFS shall perform the following accounting services with the frequency provided in the prospectus for the Portfolio:

          (i) Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

          (ii) Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from the Portfolio's investment adviser or its designee as approved by the Fund's Board of Trustees (hereafter referred to as "Trustees");

          (iii) Verify and reconcile with the Portfolio's custodian all daily trade activity on settlement date;

          (iv) Compute, as appropriate, and in consultation with the Fund's auditors and tax advisers, the Portfolio's net income and capital gains, dividend payables, dividend factors, yields, and weighted average portfolio maturity; PROVIDED, HOWEVER that JFS shall not be responsible for tax compliance;

          (v) Distribute net asset values and yields to NASDAQ or such other exchange or reporting entity as is approved by the Trustees;

          (vi) Determine unrealized appreciation and depreciation on securities held by the Portfolio;

          (vii) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Fund;

          (viii) Update accounting system to reflect rate changes, as received from the Portfolio's investment adviser or designee, on variable interest rate instruments;

          (ix) Post Portfolio transactions to appropriate categories;

          (x) Accrue expenses and monitor the established expense budget of the Portfolio according to instructions received from the Fund's treasurer or other authorized representative (including officers of the Fund's investment adviser) and make such adjustments over such periods as JFS deems necessary to reflect over-accruals or under-accruals of estimated expenses or income;

          (xi) Determine the outstanding receivables and payables for all (1) security trades, (2) portfolio share transactions, and (3) income and expense accounts in accordance with the budgets provided by the Fund or its investment adviser; and

          (xii) Provide accounting reports in connection with the Fund's regular annual audit and other routine audits and examinations by regulatory agencies.

     (c)  Additional Periodic Accounting Services.

          JFS shall also perform the following accounting services for the Portfolio in accordance with such deadlines as the parties mutually agree upon:

          (i) Provide information periodically (as may reasonably be requested by the Fund or the Portfolio's investment adviser or sub-adviser(s)) and as required to complete the following financial statements for the Portfolio: (1) Statement of Assets and Liabilities; (2) Statement of Operations; (3) Statement of Changes in Net Assets; (4) Security Purchases and Sales Journals; and (5) Portfolio Holdings Reports.

          (ii) Provide accounting information for the following:

               (1) federal and state income tax returns and federal excise tax returns, which will be prepared by the Fund's auditor or tax advisers;

               (2)  the Fund's semi-annual reports on Form N-SAR;

               (3) the Fund's annual, semi-annual and quarterly (if any) shareholder reports;

               (4) registration statements on Form N-1A and other filings relating to the registration of shares;

               (5) JFS' monitoring of the Fund's portfolio composition with respect to its status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

               (6)  annual audit by the Fund's auditors; and

               (7)  routine examinations performed by the SEC.

          (iii) Produce no less frequently than quarterly such compliance reports as may be agreed upon by the parties relating to the services provided by JFS under this Agreement for the Fund's investment adviser and the Trustees and provide information to the Fund's investment adviser and other appropriate persons with respect to questions of Fund compliance.

     (d)  Additional Reports and Services.

          (i) Upon reasonable notice and as mutually agreed upon, JFS may provide additional reports upon the request of the Fund or its investment adviser, or sub-adviser(s), which may result in additional charges, the amount of which shall be agreed upon between the parties prior to the provision of such report.

          (ii) Upon  reasonable  notice and as  mutually  agreed  upon,  JFS may provide such other similar services with respect to the Portfolio, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to the provision of such service.

II.  ADMINISTRATIVE SERVICES TO BE PROVIDED BY JFS TO THE PORTFOLIO OF THE FUND

     JFS shall assure that it maintains the necessary office space, equipment, personnel and facilities for handling the affairs of the Fund as they relate to the services provided under this Agreement (including the schedules to this Agreement). Further, JFS shall:

     (a) record expenses and administer all disbursements with respect to the Portfolio, and, as appropriate, compute the Portfolio's respective yields, total returns, expense ratios and portfolio turnover rates;

     (b) prepare such reports, notices and other documents as may be necessary or desirable to make notice filings relating to the Fund's shares with federal and state securities authorities to enable the Fund to make a continuous offering of its shares; provided that JFS shall not be required to provide an opinion regarding the valid issuance of the shares if such an opinion of counsel is required;

     (c) coordinate the mailing of prospectuses, prospectus supplements, proxy statements, and other reports to Fund shareholders as the Fund may request upon reasonable notice;

     (d) arrange for a location at which to hold shareholders meetings and for the tabulation of shareholder votes for such meetings;

     (e) coordinate the filing of the Fund's fidelity bond, as approved by the Fund's Board of Trustees, in accordance with the requirements of the 1940 Act;

     (f) on a post-trade basis, perform a secondary check of portfolio holdings to assist the Fund in ensuring portfolio adherence with the requirements and limitations set forth by the 1940 Act, the Fund's prospectus and SAI, and other applicable regulatory requirements.

          a. in this regard, the Fund shall promptly provide JFS with updated copies of such documents (including, but not limited to, restricted issuer or country lists) as they may be amended from time to time;

          b. as JFS' compliance monitoring is on a post-trade basis, the portfolio managers and their employers must monitor compliance with prospectus, 1940 Act, and other regulatory or investment limitations on a primary, pre-trade basis;

          c. in order for JFS to adequately fulfill its undertaking pursuant to this provision of the Agreement, the portfolio manager(s) will need to promptly provide JFS with information on a periodic basis, as may be requested by JFS from time to time; and

          d. except as otherwise provided in this Agreement, JFS' undertaking in this provision shall not include the following types of monitoring-related activities: (i) calculating the amount necessary to cover senior securities as defined under the 1940 Act and the SEC Staff's interpretation thereof; (ii) selecting liquid assets to cover senior securities; (iii) ensuring that the cash management instructions provided by the portfolio manager(s) is consistent with applicable regulatory requirements; (iv) issuing cash management instructions on behalf of portfolio manager(s); (v) compliance with any applicable repurchase agreement procedures; or (vi) compliance with Rules 17a-7, 17e-1 and 10f-3 of the 1940 Act.

     (g) coordinate the compilation and mailing of materials for quarterly and special meetings of the Trustees (in this regard, the Fund shall provide JFS with notice of regular meetings at least six (6) weeks before such meeting and as soon as practicable before any special meeting of the Trustees);

     (h) cooperate with, and take all reasonable actions in the performance of its duties under this Agreement to ensure that all necessary information is made available to the Fund's independent public accountants in connection with the preparation of any audit or report requested by the Fund, including the provision of a conference room at JFS' location if necessary (in this regard, the Fund's independent accountants shall provide JFS with reasonable notice of any such audit so that JFS will be able to promptly respond to such information requests without undue disruption of its business); and

     (i)  prepare  and file  with the SEC  periodic  financial  reports  on Form
          N-SAR, N-CSR, N-Q and filings required pursuant to Rules 17g-1 and 24f-2 under the 1940 Act. File Form N-PX containing the information provided by the Fund or its advisers. JFS will not make Form 13F or
          Schedule 13G filings. Coordinate and assist the Fund with such other filings as may be required by law or regulation as the parties may agree.

ADDITIONAL ADMINISTRATIVE SERVICES. Upon reasonable notice and as mutually agreed upon, JFS may provide additional administrative services upon the request of the Fund or its investment adviser or sub-adviser, which may result in additional charges, the amount of which shall be agreed upon between the parties prior to the provision of such report.

                                    EXHIBIT B

                                  FEE SCHEDULE

                              THE LOU HOLLAND TRUST

PORTFOLIO:  GROWTH FUND                                 FEES

Fund Accounting:
Annual Fee                                              $48,000

Fund Administration:
Annual Fee                                              0.05% of net assets

The fees consist of a fixed annual fee plus an asset-based fee. The fee includes any multi-class accounting and pricing services.